As filed with the Securities and Exchange Commission on February 18, 2003

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A


                                 Amendment No. 2



                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                            Ferrellgas Partners, L.P.

             (Exact name of registrant as specified in its charter)


               Delaware                                   43-1698480
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(State of incorporation or organization)   (I.R.S. Employer Identification No.)


   One Liberty Plaza, Liberty, Missouri                      64068
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 (Address of principal executive offices)                  (Zip code)


If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. |X|


If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. | |


Securities  Act  registration  statement file number to which this form relates:
__________________ (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

                                                       Name of Each Exchange
         Title of Each Class                            on Which Each Class
         to be so Registered                            is to be Registered
-------------------------------------           --------------------------------
      Common Units Representing                       New York Stock Exchange
      Limited Partner Interests




Securities to be registered pursuant to Section 12(g) of the Act: NONE


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

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

     This Registration Statement on Form 8-A of Ferrellgas Partners, L.P. relates to its common units representing limited partner interests. Items 1 and 2 of this registration statement, as previously amended by Amendment No. 1 to this registration statement on June 24, 1994, are hereby amended to read in their entirety as follows:

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     This registration statement of Ferrellgas Partners, L.P. registers our common units representing limited partner interests. Our common units are traded on the New York Stock Exchange under the ticker symbol "FGP." We also have other classes of partnership interests called senior units, general partner units and incentive distribution rights. Our senior units, general partner units and incentive distribution rights are not registered under the Securities Act and are not traded on any securities exchange.

     The holders of our common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of our common units in and to partnership distributions, see "Our Distribution Policy." For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, see "Our Partnership Agreement."

                            OUR PARTNERSHIP AGREEMENT

     THE FOLLOWING INFORMATION, INCLUDING THE INFORMATION UNDER "OUR DISTRIBUTION POLICY," IS A SUMMARY OF THE MATERIAL PROVISIONS OF OUR PARTNERSHIP AGREEMENT. THIS SUMMARY HIGHLIGHTS ONLY THE MORE SIGNIFICANT PROVISIONS OF OUR PARTNERSHIP AGREEMENT AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. OUR PARTNERSHIP AGREEMENT IS INCLUDED AS AN EXHIBIT TO THIS DOCUMENT. THE FOLLOWING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO OUR PARTNERSHIP AGREEMENT. WE STRONGLY SUGGEST THAT YOU READ OUR ENTIRE PARTNERSHIP AGREEMENT AND REFER TO IT WHILE READING THIS SUMMARY BECAUSE IT, AND NOT THIS SUMMARY, WILL GOVERN THE RIGHTS OF HOLDERS OF OUR COMMON UNITS.

ORGANIZATION AND DURATION

     We were organized in July of 1994. Under the terms of our partnership agreement, unless liquidated or dissolved at an earlier time, we will dissolve on July 31, 2084. Our general partner is Ferrellgas, Inc. Ferrellgas, Inc. is also the general partner of our operating partnership, Ferrellgas, L.P. Ferrellgas, Inc. holds an aggregate 2% general partner interest in us and Ferrellgas, L.P. The holders of our common units hold an aggregate 98% limited partner interest in us and Ferrellgas, L.P. We are the sole limited partner of Ferrellgas, L.P.

     As of February 13, 2003, we had 36,189,053 common units outstanding. Of those common units, 17,855,087, representing an approximate 49% limited partner interest in us, were held by Ferrell Companies, Inc., which in turn is wholly-owned by the Ferrell Companies, Inc. Employee Stock Ownership Trust.

PURPOSE

     Pursuant to our partnership agreement, our purpose is to serve as the limited partner of our operating partnership and to conduct or engage in any other business or activity that may be engaged in by our operating partnership and is approved by our general partner. All of our operations are conducted through our operating partnership and its partnership agreement provides that it may, directly or indirectly, engage in:

o the business and activities as conducted by us immediately prior to our initial public offering; and

o any other activity approved by our general partner that is permitted under the Delaware Revised Uniform Limited Partnership Act.

POWER OF ATTORNEY

     Each person who becomes a limited partner, and each person who acquires a common unit from a common unitholder and executes and delivers a transfer application, grants to our general partner and, if a liquidator has been appointed, the liquidator, a power of attorney to, among other things:

o execute and file documents required for our qualification, continuance or dissolution; and

o amend, and to make consents and waivers under, our partnership agreement in accordance with the terms thereof.

MANAGEMENT AND OPERATION OF OUR BUSINESS

     Except as described below, our general partner will conduct, direct and manage our activities. All management powers over our business and affairs are exclusively vested in our general partner. No limited partner or assignee has any management power over our business and affairs.

RESTRICTIONS ON AUTHORITY OF OUR GENERAL PARTNER

     The authority of our general partner is limited in particular respects under our partnership agreement. Our general partner is generally prohibited, without the prior approval of the holders of record of at least a majority of our common units, other than those common units owned by our general partner or its affiliates, from, among other things, selling, exchanging or otherwise disposing of, or approving on our behalf the selling, exchanging or otherwise disposing of, all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination.

     However, we may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without this approval. We may also sell all or substantially all of our assets pursuant to a foreclosure or other realization resulting from such encumbrances without any approval.

     Except as provided in our partnership agreement and as generally described under "--Amendment of Our Partnership Agreement," any amendment to a provision of our operating partnership's partnership agreement will generally require the approval of the holders of at least two-thirds of our outstanding common units if such amendment would have a material adverse effect on us as a partner of our operating partnership or would elect or cause us to elect a successor general partner of our operating partnership.

     Unless approved by at least two-thirds of our outstanding common units, excluding for purposes of this determination common units owned by our general partner or its affiliates, our general partner may not take any action or refuse to take any reasonable action the effect of which, if taken or not taken, would be to cause us or our operating partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. This voting percentage will not apply to amendments to our partnership agreement or mergers or consolidations of us with any person. See "--Amendment of Our Partnership Agreement" and "--Merger, Sale or Disposition Of Assets."

CAPITAL CONTRIBUTIONS

     Common   unitholders   are  not  obligated  to  make   additional   capital
contributions, except as described under "--Limited Liability."

LIMITED LIABILITY

     Assuming that a limited partner does not participate in the control of our business, within the meaning of the Delaware Revised Uniform Limited Partnership Act, and that the limited partner otherwise acts in conformity with the provisions of our partnership agreement, a limited partner's liability under the Delaware Revised Uniform Limited Partnership Act will be limited, subject to possible exceptions, to the amount of capital the limited partner is obligated to contribute to us for the limited partner's common units plus its share of any of our undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by our limited partners as a group:

o        to remove or replace our general partner;

o        to approve particular amendments to our partnership agreement; or

o        to take other action pursuant to our partnership agreement,

constituted participation in the control of our business for the purposes of the Delaware Revised Uniform Limited Partnership Act, then our limited partners could be held personally liable for our obligations under the laws of the State of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us and who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware Revised Uniform Limited Partnership Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner.

     Under the Delaware Revised Uniform Limited Partnership Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Revised Uniform Limited Partnership Act provides that the fair value of property subject to a liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Revised Uniform Limited Partnership Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Revised Uniform Limited Partnership Act shall be liable to the limited partnership for the amount of that distribution for three years from the date of the distribution. Under the Delaware Revised Uniform Limited Partnership Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from the partnership agreement.

     We are organized under the laws of Delaware and our operating partnership and other subsidiaries currently conduct business in a number of states. Maintenance of our limited liability as a limited partner of our operating partnership may require us to comply with legal requirements in the jurisdictions in which our operating partnership conducts its business, including qualifying our operating partnership and any other subsidiaries to do business there. Limitations on the liability of limited partners for the obligations of a limited partnership may vary or have not been clearly established in many of the jurisdictions where our operating partnership and any other subsidiaries operate. If it were determined that:

o we were, by virtue of our limited partner interest in our operating partnership or otherwise, conducting business in any state without complying with the applicable limited partnership, limited liability company or corporate statute; or

o participation in the control of our business for the purposes of the statutes of any relevant jurisdiction exists because of the right or the exercise of the right by our limited partners as a group:

         o    to remove or replace our general partner;

         o    to approve particular amendments to our partnership agreement; or

         o    to take other action pursuant to our partnership agreement,

then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner as our general partner deems reasonable and necessary or appropriate to preserve the limited liability of our limited partners.

ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS

     Other than as described below, our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners. In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, have special voting rights to which our common units are not entitled. However, for so long as any of our senior units are outstanding:

o we may not create, authorize or issue any additional limited partner interests, or securities convertible into limited partner interests, having distribution rights or liquidation rights ranking prior or senior to, or on a parity with, the senior units, without the prior approval of the holders of at least a majority of the then outstanding senior units; and

o we are limited in our ability to issue any limited partner interests for cash prior to December 31, 2005, if the aggregate proceeds of such issuances are not used to redeem our then outstanding senior units, other than up to $20 million of such proceeds which may be used by us to reduce our indebtedness or particular credit facilities of ours or of our operating partnership.

     After December 31, 2005, we are no longer restricted in the use of any proceeds we receive from the issuance of limited partner interests for cash. However , if we do not redeem all of our senior units prior to December 31, 2005, the holder of our senior units has the option to convert all or any portion of our then outstanding senior units into common units. See "--Covenants and Senior Unit Conversion--Senior Unit Conversion."

     Our general partner's general partner interest is represented by general partner units. It may, at any time, make a capital contribution to us so that it will have a capital account equal to 1.0% of the sum of the capital accounts of all partners. In addition, upon our issuance of any common units, our general partner, in its sole discretion, may simultaneously purchase, or may purchase at any time thereafter as specified below, a number of general partner units only to the extent necessary such that after taking into account the additional common units issued and the general partner units to be issued to the general partner, the general partner will have a general partner interest of no more than 1.0%.

     Our general partner also has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase limited partner interests from us whenever, and on the same terms that, we issue limited partner interests to persons other than our general partner or its affiliates, to the extent necessary to maintain their percentage interest with respect to their limited partner interests equal to that which existed immediately prior to the issuance of such limited partner interests. The holders of our common units will not have preemptive rights to acquire additional common units or other partnership interests.

AMENDMENT OF OUR PARTNERSHIP AGREEMENT

General

     Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. To adopt a proposed amendment, other than the amendments discussed below, our general partner must generally seek approval of the holders of a majority of our common units. In addition, if an amendment would have a material adverse effect on our senior units, the approval of the holders of a majority of our senior units is required. However, if the effect of an amendment would have a material adverse effect on the rights or preferences of any class of outstanding units in relation to any other class of outstanding units, the approval of at least a majority of the outstanding units of the class so affected is required to adopt the amendment. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Prohibited Amendments

     No amendment may be made that would:

o        enlarge the obligations of any limited partner, without its consent;

o enlarge the obligations of our general partner, without its consent, which may be given or withheld in its sole discretion;

o restrict in any way any action by, or rights of our general partner, as set forth in our partnership agreement;

o modify the amounts distributable, reimbursable or otherwise payable by us or our operating partnership to our general partner;

o        change the term of the partnership;

o change the provision that we are dissolved upon an election to dissolve by our general partner that is approved by the holders of a majority of our outstanding common units; or

o give any person the right to dissolve us other than our general partner's right to dissolve us with the approval of a majority of our outstanding common units.

     The provision of the partnership agreement preventing the amendments having the effects described above can be amended upon the approval of the holders of at least 95% of the outstanding common units voting as a single class.

No Unitholder Approval Required

     Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

o a change in our name, the location of our principal place of business, our registered agent or registered office;

o the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

o a change that, in the sole discretion of our general partner, is necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or that is necessary or advisable in the opinion of our general partner to ensure that neither we nor our operating partnership will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

o        a change that:

         o in the sole discretion of our general partner, does not adversely affect our limited partners in any material respect;

         o is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Revised Uniform Limited Partnership Act) or that is necessary or desirable to facilitate the trading of the common units (including the division of our outstanding units into different classes to facilitate uniformity of tax consequences within such classes of units) or to comply with any rule, regulation, guideline or requirement of any national securities exchange on which the partnership units are or will be listed for trading, compliance with, any of which our general partner determines in its sole discretion to be in our best interest and that of our limited partners;

         o is necessary or desirable to implement tax-related provisions of our partnership agreement; or

         o is required to effect the intent of the provisions of our partnership agreement or is otherwise contemplated by our partnership agreement;

o a change in our fiscal year or taxable year and any changes that, in the sole discretion of our general partner, are necessary or appropriate as a result of a change in our fiscal year or taxable year including, without limitation, if our general partner shall so determine, a change in the definition of "quarter" and the dates on which we make distributions;

o an amendment that is necessary to prevent us or our general partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

o subject to the terms of our partnership agreement, an amendment that, in the sole discretion of our general partner, is necessary or desirable in connection with the authorization for issuance of any class or series of partnership securities pursuant to our partnership agreement;

o any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

o an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with our partnership agreement;

o an amendment that, in the sole discretion of our general partner, is necessary or desirable to reflect, account for and deal with appropriately our formation of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity other than our operating partnership, in connection with our conduct of activities permitted by our partnership agreement;

o any amendment to the definition of "Arrearage Period" set forth in our partnership agreement that results in the extension of the "Arrearage Period;" or

o        any other amendments substantially similar to the foregoing.

Opinion Of Counsel

     No amendments to our partnership agreement will become effective without the approval of at least 95% of the outstanding common units unless we obtain an opinion from our counsel to the effect that the amendment:

          o will not cause us or our operating partnership to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; and

          o will not affect the limited liability under applicable law of any of our limited partners or our limited liability as a limited partner of our operating partnership.

However, we will not be required to obtain such an opinion if an amendment as described under "--No Unitholder Approval Required" should occur.

MERGER, SALE OR DISPOSITION OF ASSETS

     Our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a majority of the outstanding common units and, in some cases, our outstanding senior units, from causing us to, among other things:

          o    merge or consolidate with another entity;

          o sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions; or

          o    approve on our behalf the sale,  exchange or other disposition of
               all  or  substantially   all  of  the  assets  of  our  operating
               partnership;

unless the merger agreement contains any provision which, if contained in an amendment to our partnership agreement, the provisions of our partnership agreement or the Delaware Revised Uniform Limited Partnership Act would require the vote or consent of a greater percentage of our outstanding common units or of any class of limited partners, in which case such greater percentage vote or consent shall be required for approval of the merger agreement.

     However, in the case of a merger or consolidation in which the surviving entity is a corporation or other entity intended to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes, if in the opinion of our general partner it is necessary to effect, in contemplation of such merger or consolidation, an amendment that would otherwise require a vote pursuant to our partnership agreement solely because we will be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes, no such vote will be required unless such amendment by its terms will be applicable to us in the event the merger or consolidation is abandoned or unless such amendment will be applicable to us during a period in excess of ten days prior to the merger or consolidation.

     Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell any or all of our assets under a foreclosure of or other realization upon those encumbrances without such approval.

     Our common unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of:

o        a merger;

o        a consolidation;

o        a sale of substantially all of our assets; or

o        any other transaction or event.

TERMINATION AND DISSOLUTION

     We will continue as a limited partnership until we dissolve on July 31, 2084, unless sooner terminated under our partnership agreement. We also will dissolve upon:

     o our general partner's election to dissolve us, if approved by a majority of our outstanding common units, excluding the senior units, and a majority of our outstanding senior units;

     o the entry of a decree of judicial dissolution of us pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

     o the sale of all or substantially all of our and our operating partnership's assets and properties, taken as a whole; or

     o the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or by reason of a withdrawal or removal of the general partner following approval and admission of a successor.

     Upon a dissolution pursuant to the last bullet-point above, the holders of a majority of the outstanding common units may also elect, within a specified time thereafter, to reconstitute us and continue our business on the same terms and conditions described in our partnership agreement by forming a new limited partnership on terms identical to those in our partnership agreement and having as a general partner an entity approved by the holders of a majority of the outstanding common units, subject to our receipt of an opinion from our counsel to the effect that:

     o the action will not result in the loss of limited liability of any limited partner; and

     o neither us, the reconstituted limited partnership, nor our operating partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

     Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets and apply the proceeds of the liquidation as set forth under "Our Distribution Policy--Distributions and Allocations in Liquidation--Distributions." The liquidator may defer liquidation of our assets, except those necessary to satisfy creditors, for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale would be impractical or would cause undue loss to our partners.

     Our general partner will not be personally liable for, and will have no obligation to contribute or loan any monies or property to us to enable us to effectuate the return of the capital contributions of the limited partners, or any portion thereof. Any such return will be made solely from our assets.

     No limited partner will have any obligation to restore any negative balance in its capital account upon our liquidation. Our general partner will be obligated to restore any negative balance in its capital account upon liquidation of its interest in us by the end of our taxable year in which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

WITHDRAWAL OR REMOVAL OF OUR GENERAL PARTNER

Withdrawal

     Except  as  described   below,  our  general  partner  has  agreed  not  to
voluntarily withdraw as our general partner prior to July 31, 2004, without obtaining the approval of the holders of two-thirds of our outstanding common units, excluding those common units held by our general partner or its affiliates.

     In such a withdrawal, our general partner must also furnish us with an opinion of counsel that the withdrawal, following selection of a successor general partner, will not cause us or our operating partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes or result in the loss of the limited liability of any limited partner, including us as the limited partner of our operating partnership.

     Notwithstanding the information above, our general partner may voluntarily withdraw prior to July 31, 2004, without unitholder approval by giving at least 90 days advance notice of its intention to withdraw to our limited partners so long as at the time the notice is given one person and its affiliates, other than our general partner and its affiliates, own beneficially or of record or control at least 50% of the then outstanding common units.

     In addition, on or after August 1, 2004, our general partner may voluntarily withdraw as our general partner by giving 90 days written notice, which notice may be without first obtaining approval of any common unitholder and without any requirement as to one person and its affiliates owning a specified percentage of outstanding common units. The withdrawal of our general partner will also constitute the withdrawal of our general partner as the general partner of our operating partnership.

     Upon the withdrawal of our general partner under any circumstance, other than as a result of a transfer by the general partner of all or a part of its general partner interest in us, the holders of a majority of our then outstanding common units, excluding common units owned by our general partner or its affiliates, may select a successor to that withdrawing general partner. If, prior to the effective date of our general partner's withdrawal, a successor is not elected or we do not receive an opinion of counsel regarding limited liability and tax matters, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of our then outstanding common units agree in writing to continue our business and appoint a successor general partner as described in "--Termination and Dissolution."

     In addition, our partnership agreement permits our general partner, in particular limited instances, to sell all of its general partner interest in us and permits the parent corporation of our general partner to sell all or any portion of its capital stock to a third party without the approval of our common unitholders. See "--Transfer of General Partner Interest."

Removal

     Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than two-thirds of our outstanding common units, including those common units owned by our general partner or its affiliates. Any removal of our general partner is also subject to the approval of a successor general partner by the same vote and our receipt of an opinion of counsel regarding limited liability and tax matters.

     In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner in us and in our operating partnership for a cash payment equal to the fair market value of that interest. In this context, cause means a situation where a court has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner. Under all other circumstances where our general partner withdraws or is removed by our limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for the same amount. In each case, fair market value will be determined by agreement between the departing general partner and the successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent expert selected by the agreement of the departing general partner and the successor general partner. If no expert can be agreed upon, an expert chosen by agreement of each of the selected experts will determine the fair market value. In addition, we would also be required to reimburse the departing general partner for all amounts due the departing general partner, including without limitation, all employee related liabilities, including severance liabilities, incurred in connection with the termination of the employees employed by the departing general partner for our benefit.

     If the option described above is not exercised by either the departing general partner or the successor general partner, as applicable, the departing general partner's general partnership interest will automatically convert into common units equal to the fair market value of that interest as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

     If a successor general partner is elected as described above and the options described above relating to the purchase and sale of the general partner interests are not exercised by the party entitled to do so, the successor general partner will, at the effective date of its admission as the general partner, contribute to our capital cash in an amount such that its capital account, after giving effect to such contribution and any adjustments made to the capital accounts of all partners pursuant to particular provisions of our partnership agreement, will be equal to that percentage of the capital accounts of all partners that is equal to its general partner interest.

TRANSFER OF GENERAL PARTNER INTEREST

     Except for a transfer by our general partner of all, but not less than all, of its general partner interest to:

          o    an affiliate of the general partner; or

          o another entity as part of the merger, consolidation or other combination of the general partner into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest to another person without the approval of the transfer and the admission of the transferee as our new general partner by the holders of a majority of our then outstanding common units, excluding common units held by our general partner or its affiliates.

     In addition, no transfer by our general partner of all or any part of its general partner interest to another person will be permitted unless:

          o the transferee agrees to assume the rights and duties of our general partner under our partnership agreement and the partnership agreement of our operating partnership and to be bound by the provisions of this agreement and the operating partnership agreement;

          o we receive an opinion of counsel that the transfer would not result in the loss of limited liability of any limited partner or of any limited partner of the operating partnership or cause us or the operating partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; and

          o the transferee agrees to purchase all, or the appropriate portion thereof, if applicable, of the general partner's general partner interest in our operating partnership.

     At any time, the owner of our general partner may sell or transfer its ownership interest in our general partner without the approval of our common unitholders.

LIMITED CALL RIGHT

     If at any time not more than 20% of the aggregate number of the issued and outstanding units of a particular class are held by persons other than our general partner or its affiliates and upon the approval of the holders of at least a majority of our outstanding senior units, our general partner will have the right, which it may assign and transfer to any of its affiliates or to us, to purchase all, but not less than all, of the units of a particular class held by unaffiliated persons as of a purchase date to be selected by the general partner, on at least ten but not more than 60 days prior notice. The purchase price will be the greater of:

          o the current market price for the units to be purchased as of the date five days prior to the mailing, or delivery to the transfer agent for mailing, of written notice of the election to purchase those units; or

          o the highest cash price paid by our general partner or any of its affiliates for any such units purchased within the 90 days preceding the date of mailing, or delivery to the transfer agent for mailing, of the notice of the election to purchase such units.

     As used above, current market price as of any date means for any class of units listed or admitted to trading on any national securities exchange, the average of the daily closing prices per unit of such class for the twenty consecutive trading days immediately prior to such date. As a result of our general partner's right to purchase outstanding units, a holder of units may have that holder's units purchased even though that holder may not desire to sell them and/or may have that holder's units purchased at an undesirable time or price.

SPLITS AND COMBINATIONS

     Our general partner may make a pro rata distribution of common units or other partnership securities to all record holders or may effect a subdivision or combination of common units or other partnership securities; provided, that after any such distribution, subdivision or combination, each partner must have the same percentage interest in us as before such distribution, subdivision or combination.

COVENANTS AND SENIOR UNIT CONVERSION

Covenants

     Our partnership agreement provides that while any senior units are outstanding, we will not:

          o create, authorize or issue additional partnership securities, or securities convertible into partnership securities, having distribution rights or liquidation rights ranking prior or senior to, or on a parity with, the senior units, without the prior approval of the holders of at least a majority of the outstanding senior units;

          o except as described under "--Limited Call Right" and "--Non-Citizen Assignees; Redemption" and in exchange for other units or partnership securities that are junior in right of distribution and liquidation to the senior units, directly or indirectly purchase or otherwise acquire common units or any other units or partnership securities that are junior in right of distribution or liquidation to the senior units at any time during which any of the senior units are outstanding; and

          o enter into any agreement that would prohibit the issuance of the number of our common units as will from time to time be sufficient to permit the conversion of all then outstanding senior units.

Senior Unit Conversion

     Each holder of our senior units will have the right, at its option and subject to the terms of our partnership agreement, to convert any or all of its senior units into common units at any time during the time period commencing upon the earlier to occur of:

          o    December 31, 2005;

          o    a change of control;

          o we or our operating partnership are treated as an association taxable as a corporation for federal income tax purposes or are otherwise subject to taxation as an entity for federal income tax purposes;

          o we issue any partnership interests for cash prior to December 31, 2005, and the aggregate proceeds of such issuances are not used to redeem all or a portion of our then outstanding senior units, other than issuances pursuant to the Ferrellgas, Inc. Unit Option Plan and the use of up to $20 million of such proceeds to reduce indebtedness or credit facilities of ours or of our operating partnership; or

          o we fail to pay the senior unit distribution in full for any fiscal quarter;

and ending on the date upon which the holders of the senior units give us notice of their election to exercise their registration rights with respect to the senior units pursuant to a registration rights agreement between us and the holder thereof.

     As used above, change of control means:

          o    the  sale,  lease,  conveyance  or  other  disposition  of all or substantially all of our assets or those of our operating partnership to any person or group other than James E. Ferrell, particular related parties and any person of which James E. Ferrell and such related parties beneficially own in the aggregate 51% or more of the outstanding voting stock, or if such person is a partnership, 51% or more of the general partner interests;

          o the liquidation or dissolution of us, our operating partnership or our general partner;

          o the occurrence of any transaction, the result of which is that James E. Ferrell and such related parties beneficially own in the aggregate, directly or indirectly, less than 51% of the outstanding voting stock entitled to vote for the election of directors of our general partner; or

          o the occurrence of any transaction, the result of which is that our general partner is no longer the sole general partner of us or our operating partnership.

     If converted, each senior unit will convert into a number of common units equal to the number of senior units being converted, multiplied by the sum of $40 and any accumulated and unpaid senior unit distribution, with the product then divided by the current market price of our common units on the date of conversion. Current market price as of the date of conversion means the average of the daily closing prices per common unit for the 20 consecutive trading days immediately prior to the conversion date.

     During the period beginning on the first of the 20 trading days immediately prior to the date of conversion through and including the date of conversion, we may not take any action that will affect the common units, including, without limitation, the following:

          o make a redemption payment or make a distribution payable in common units on any class of partnership interests, which includes any distributions in the form of options, warrants or other rights to acquire partnership interests, other than the issuance of common units in connection with the payment in redemption for, of distributions on or the conversion of senior units;

          o subdivide the outstanding common units into a larger number of common units;

          o combine the outstanding common units into a smaller number of common units;

          o issue any of our partnership securities in a reclassification of the common units;

          o set a record date with respect to any of the events described above;

          o issue to all holders of our common units rights, options or warrants entitling the holders thereof to subscribe for or purchase common units, or securities convertible into or exchangeable for common units, other than issuances of such rights, options or warrants if the holder of senior units would be entitled to receive such rights, options or warrants upon conversion at any time of senior units;

          o other than distributions consistent with past practice, make a pro rata distribution to all holders of our common units consisting exclusively of cash, excluding any cash distributed upon particular mergers or consolidations;

          o make a distribution to all holders of our common units consisting of evidences of indebtedness, our partnership interests other than common units or assets, including securities, but excluding those rights, options, warrants and distributions referred to above; or

          o issue or sell our common units or securities convertible into or exchangeable for our common units, or any options, warrants or other rights to acquire our common units.

Immediately upon the conversion of senior units into common units, the holder of a senior unit so converted will possess all of the rights and obligations of a limited partner holding common units as set forth in our partnership agreement, including, without limitation, the right to vote as a limited partner holding common units and the right to participate in allocations of income, gain, loss and deduction and distributions of cash made with respect to common units.

     The common units which may be delivered upon conversion of senior units will be newly issued common units, will have been duly authorized and validly issued and will be fully paid and non-assessable, except as such non-assessability may be affected by the Delaware Revised Uniform Limited Partnership Act.

     The common units will also have, as a substantive manner in the hands of a subsequent holder, like intrinsic economic and federal income tax characteristics in all material respects, to the intrinsic economic and federal income tax characteristics of a common unit then outstanding.

MEETINGS; VOTING

     Except as described below regarding a person or group owning 20% or more of the aggregate number of our common units, common unitholders or assignees who are record holders of common units on the record date set pursuant to our partnership agreement will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, such common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratio as the votes cast by those holders of common units entitled to vote. Common units held in nominee or street name account are to be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Except as otherwise provided in our partnership agreement, the common units will vote together as a single class.

     Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of our limited partners or without a meeting if consents in writing describing the action so taken are signed by holders of the number of common units or other partnership interests, as the case may be, as would be necessary to authorize or take that action at a meeting at which all the limited partners were present and voted. Prompt notice of the taking of action without a meeting will be given by us to any limited partners who did not consent in writing.

     Meetings of our limited partners holding common units may be called by our general partner or by limited partners owning at least 20% of our outstanding common units. Our limited partners may vote either in person or by proxy at meetings. A quorum will consist of two-thirds of the outstanding common units, or a majority if that is the vote required to take action at the meeting in question, represented in person or by proxy, excluding outstanding common units owned by our general partner or its affiliates if those common units are to be excluded from the vote.

     At any meeting of our limited partners holding common units duly called and held in accordance with our partnership agreement at which a quorum is present, the act of our limited partners holding outstanding common units that in the aggregate represent a majority of the outstanding common units entitled to vote and be present in person or by proxy at the meeting shall be deemed to constitute the act of all limited partners, unless a greater or different percentage is required with respect to such action under the provisions of our partnership agreement, in which case the act of the limited partners holding outstanding common units that in the aggregate represent at least that greater or different percentage will be required. The limited partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough limited partners to leave less than a quorum; provided, however, that any actions taken, other than adjournment, must still be approved by the required number of outstanding common units specified in our partnership agreement.

     Each record holder of a common unit has a vote according to that holder's percentage interest in us, although our general partner could issue additional limited partner interests having special voting rights. See "--Issuance of Additional Partnership Interests." However, if at any time any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of the aggregate number of common units, that person or group will lose voting rights on all of its common units and those common units will generally not be considered to be outstanding:

          o when sending notices of a meeting of limited partners, unless otherwise required by law;

          o    when calculating required votes;

          o    when determining the presence of a quorum; and

          o    for other similar purposes under our partnership agreement.

     Notwithstanding the above, those common units issuable upon the possible conversion of our senior units, so long as such common units are held directly or indirectly by James E. Ferrell, Williams Natural Gas Liquids, Inc., their successors, or any related party:

          o will at all times be considered outstanding for purposes of our partnership agreement;

          o will have all rights specified with respect to common units in our partnership agreement; and

          o will be included with any other common units in determining whether James E. Ferrell, Williams Natural Gas Liquids, Inc., their successors, or any related party own beneficially 20% or more of all common units with respect to those other common units that were not converted from senior units.

JEF Capital Management, Inc. currently owns all of our senior units. JEF Capital Management is owned by James E. Ferrell, the President and Chief Executive Officer of our general partner and the Chairman of its Board of Directors.

     Any notice, demand, request, report or proxy materials required or permitted to be given or made to record holders of common units under the terms of our partnership agreement will be deemed given when delivered to the record holder or when sent by first class mail by us or by the transfer agent.

STATUS AS LIMITED PARTNER OR ASSIGNEE

     An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest in us equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote common units owned by an assignee that has not become a substituted limited partner at the written direction of such assignee. See "--Meetings; Voting."

     Transferees that do not execute and deliver a transfer application will be treated neither as assignees nor as record holders of common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of common units. See "--Transfer of Common Units." The only right such transferees will have is the right to negotiate their common units to a purchaser or other transferee and the right to transfer the right to request admission as a substituted limited partner with respect to the transferred common units to a purchaser or other transferee who executes a transfer application with respect to those common units.

     A nominee or broker who has executed a transfer application with respect to common units held in street name or nominee accounts will receive the distributions and reports pertaining to those common units.

NON-CITIZEN ASSIGNEES; REDEMPTION

     If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, provide for the cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any of our limited partners or assignees, our general partner may require each limited partner or assignee to furnish information about its nationality, citizenship or related status. If a limited partner or assignee fails to furnish this information within 30 days after a request for this information, or if our general partner determines after receipt of this information that the limited partner or assignee is not an eligible citizen, we may redeem the partnership interests held by the limited partner or assignee at the current market price of such limited partner interest and the limited partner or assignee may be treated by us as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner as described under "--Status as Limited Partner or Assignee," a non-citizen assignee does not have the right to direct the voting of its common units and may not receive distributions in kind upon our liquidation.

     As used above, current market price as of any date means for any common units listed or admitted to trading on any national securities exchange, the average of the daily closing prices per such common unit for the 20 consecutive trading days immediately prior to such date. As a result of our general partner's right to redeem common units in particular circumstances, a holder of common units may have its common units purchased from him even though he may not desire to sell them and/or he may have its common units purchased at an undesirable time or price.

INDEMNIFICATION

Under our partnership agreement and in most circumstances, we will indemnify and hold harmless, to the fullest extent permitted by law any person or entity by reason of their status as:

          o    our general partner;

          o    a departing general partner;

          o a person who is or was an affiliate of our general partner or a departing general partner;

          o a person who is or was an officer, director, employee, partner, agent or trustee of our general partner, a departing general partner or an affiliate of our general partner or a departing general partner; or

          o a person who is or was serving at the request of our general partner or a departing general partner or an affiliate of our general partner or a departing general partner as an officer, director, employee, partner, agent, or trustee of another person, from and against any of the following in which they may be involved, or threatened to be involved, as a party or otherwise arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative:

          o    losses,  claims,  damages  and  liabilities,   whether  joint  or
               several;

          o    expenses, including, without limitation, legal fees and expenses;
               and

          o judgments, fines, penalties, interest, settlements and other amounts.

Any indemnification of these persons or entities will only be made out of our assets. Our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate this indemnification.

     Our operating partnership has, to the extent commercially reasonable, purchased and currently maintains, or reimburses our general partner or its affiliates for the cost of, insurance on behalf of our general partner and those other persons or entities as our general partner has determined, including some of those persons named above. That insurance is for any liability that may be asserted against or expenses that may be incurred by those persons in connection with our activities or in connection with the activities of those persons in their professional capacity and that are related to us, regardless of whether we would have the power to indemnify those persons against such liability and expenses under our partnership agreement.

     In addition, none of the persons described above will be liable for monetary damages to us, our limited partners, their assignees or any other persons who have acquired partnership interests in us, for losses sustained or liabilities incurred as a result of any act or omission if such person acted in good faith. Also, our general partner will not be responsible for any misconduct or negligence on the part of any agent appointed by our general partner in good faith to exercise any of the powers granted to our general partner or to perform any of the duties imposed upon it by our partnership agreement.

     Our general partner also provides similar indemnification rights and benefits for its officers and directors Furthermore, the directors of our general partner are not personally liable to our general partner or its stockholder for monetary damages for breach of fiduciary duty as a director, except for liability:

          o for any breach of the director's duty of loyalty to our general partner or its stockholder;

          o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          o for unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the General Corporation Law of the State of Delaware; or

          o for any transaction from which the director derived an improper personal benefit.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

     Unless otherwise provided for in a partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit the general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. Our partnership agreement expressly permits our general partner to resolve conflicts of interest between itself or its affiliates, on the one hand, and us or our unitholders, on the other, and to consider, in resolving such conflicts of interest, the interests of other parties in addition to the interests of our unitholders. In effect, these and other provisions limit our general partner's fiduciary duties to us and our unitholders. Our partnership agreement also restricts the remedies available to our unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty.

     The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its stockholder. At the same time, our general partner has fiduciary duties to manage us in a manner beneficial to us and our unitholders. The duties of our general partner to us and our unitholders, therefore, may conflict with the duties of the directors and officers of our general partner to its stockholder.

     Matters in which, and reasons that such, conflicts of interest may arise include the following:

          o decisions of our general partner with respect to the amount and timing of our cash expenditures, borrowings, acquisitions, issuances of additional securities and changes in reserves in any quarter may affect the amount of incentive distributions we are obligated to pay our general partner;

          o borrowings do not constitute a breach of any duty owed by our general partner to our unitholders even if these borrowings have the purpose or effect of directly or indirectly enabling us to make distributions to the holder of our incentive distribution rights, currently our general partner, or to hasten the expiration of the deferral period with respect to the common units held by Ferrell Companies;

          o we do not have any employees and rely solely on employees of our general partner and its affiliates;

          o under the terms of our partnership agreement, we must reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us;

          o our general partner is not restricted from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or causing us to enter into additional contractual arrangements with any of such entities;

          o neither our partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arms-length negotiations;

          o whenever possible, our general partner limits our liability under contractual arrangements to all or a portion of our assets, with the other party thereto having no recourse against our general partner or its assets;

          o our partnership agreement permits our general partner to make these limitations even if we could have obtained more favorable terms if our general partner had not limited its liability;

          o any agreements between us and our general partner or its affiliates will not grant to our unitholders, separate and apart from us, the right to enforce the obligations of our general partner or such affiliates in favor of us; therefore, our general partner will be primarily responsible for enforcing those obligations;

          o our general partner may exercise its right to call for and purchase common units as provided in our partnership agreement or assign that right to one of its affiliates or to us;

          o our partnership agreement provides that it will not constitute a breach of our general partner's fiduciary duties to us for its affiliates to engage in activities of the type conducted by us, other than retail propane sales to end users in the continental United States in the manner engaged in by our general partner immediately prior to our initial public offering, even if these activities are in direct competition with us; in addition, our general partner and its affiliates have no obligation to present business opportunities to us; and

          o our general partner selects the attorneys, accountants and others who perform services for us. These persons may also perform services for our general partner and its affiliates. Our general partner is authorized to retain separate counsel for us or our unitholders, depending on the nature of the conflict that arises.

     Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any partner, on the other, our general partner will resolve that conflict. The audit committee of our general partner will, at the request of our general partner, review the conflicts of interest. Our general partner will not be in breach of its obligations under our partnership agreement or in breach of its duties to us or our unitholders if the resolution of the conflict is considered to be fair and reasonable to us. Any resolution is considered to be fair and reasonable to us if it is:

          o approved by the audit committee, although no party is obligated to seek approval and our general partner may adopt a resolution or course of action that has not received approval;

          o on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

          o fair to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

     In resolving a conflict, our general partner and, if applicable, the audit committee, may, unless the resolution is specifically provided for in our partnership agreement, consider the following factors in determining if the resolution is fair and reasonable to us:

          o the relative interests of the parties involved in the conflict or affected by the action, including their own, although our general partner, including the audit committee, are not required to consider the interests of any person other than us;

          o any customary or accepted industry practices or historical dealings with a particular person or entity;

          o    generally accepted accounting practices or principles;

          o    all similar or related transactions; and

          o any other factors, in their sole discretion, considered relevant, reasonable or appropriate under the circumstances.

     Unless our general partner has acted in bad faith, the resolution and action taken by our general partner will not constitute a breach of:

          o    its fiduciary duty;

          o    our partnership agreement; or

          o any standard of care or duty imposed under the Delaware Revised Uniform Limited Partnership Act or any other law, rule or regulation.

     Our general partner may itself, or may enter into an agreement with any of its affiliates to, render services to us or to itself in the discharge of its duties as our general partner. These services must be on terms that are fair and reasonable to us under the factors described above.

     Our partnership agreement also contains provisions that provide for the mandatory waiver or consent from our limited partners regarding particular conduct by our general partner and its affiliates that might otherwise be prohibited, including those described above, and to have agreed that such conflicts of interest and actions do not constitute a breach by our general partner of any duty stated or implied by law or equity. For example, our partnership agreement permits our general partner to make a number of decisions in its "sole discretion." This entitles our general partner to consider only those interests and factors that it desires and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any of our limited partners. Other provisions of our partnership agreement provide that our general partner's actions must be made in its reasonable discretion. These standards reduce the obligations to which our general partner would otherwise be held. The latitude given in our partnership agreement to our general partner in resolving conflicts of interest may significantly limit the ability of a unitholder to challenge what might otherwise be a breach of fiduciary duty.

     In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or their assignees for errors of judgment or for any acts or omissions if our general partner and those other persons acted in good faith. Our general partner may also exercise any of its powers and perform any of its duties either directly or by or through its agents, and it will not be responsible for any misconduct or negligence on the part of any such agent if appointed in good faith.

     Pursuant to our partnership agreement, any standard of care and duty imposed by our partnership agreement or under the Delaware Revised Uniform Limited Partnership Act or any other applicable law, rule or regulation is to be modified, waived or limited as required to permit our general partner to act under our partnership agreement and to permit it to make any decision pursuant to its authority under our partnership agreement so long as that action is reasonably believed by our general partner to be in, or not inconsistent with, our best interests.

     James E. Ferrell is the President and Chief Executive Officer of our general partner and the Chairman of its Board of Directors. Mr. Ferrell also owns JEF Capital Management, the holder of our senior units, and several other companies with whom we conduct our ordinary business operations. Mr. Ferrell's ownership of these entities may conflict with his duties as an officer and director of our general partner. Matter in which such conflicts of interest may arise include:

          o our issuance of common units and the redemption of our senior units;

          o a request by us for Mr. Ferrell to waive particular rights he may have as the beneficial owner of our senior units; and

          o our relationship and conduct of business with any of Mr. Ferrell's companies.

     Prior to July 31, 2004, our general partner has agreed:

          o not to voluntarily withdraw as our general partner without the approval of the holders of at least two-thirds of our outstanding common units, excluding common units held by our general partner and its affiliates;

          o not to voluntarily withdraw as the general partner of our operating partnership without our approval; and

          o not to sell its general partner interest, other than to an affiliate or under other limited circumstances, without the approval of the holders of at least a majority of our outstanding common units, excluding common units owned by our general partner and its affiliates.

     Ferrell Companies, the owner of our general partner, may however dispose of the capital stock of our general partner without the consent of our unitholders. If the capital stock of our general partner is transferred to a third party, but no transfer is made of its general partner interest in us, our general partner will remain bound by our partnership agreements. If, through share ownership or otherwise, persons not now affiliated with our general partner were to acquire its general partner interest in us or effective control of our general partner, our management and resolutions of conflicts of interest, such as those described above, could change substantially.

BOOKS AND REPORTS

     Our general partner is required to keep appropriate books of our business at our principal office. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For these purposes:

          o our financial reporting corresponds to our fiscal year that ends July 31 and begins August 1; and

          o    our tax reporting corresponds to the calendar year.

     Our partnership agreement requires our general partner to mail to each record holder of a common unit, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Other than for our fourth quarter, our partnership agreement also requires our general partner to mail to each record holder of a common unit a report containing our unaudited financial statements within 90 days after the close of each fiscal quarter.

     Our general partner will use all reasonable efforts to furnish each record holder of a common unit with information reasonably required for federal and state income tax reporting purposes within 90 days after the close of the calendar year. Our general partner's ability to furnish this information to our unitholders will depend on the cooperation of our unitholders in supplying us with specific information.

RIGHT OF LIMITED PARTNERS RELATING TO THE PARTNERSHIP

     Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable demand and at its own expense, have furnished to him:

          o a current list of the name and last known address of each partner;

          o    a copy of our tax returns;

          o information as to the amount of cash, and a description and statement of the agreed value of any other property or services contributed or to be contributed by each partner and the date on which each became a partner;

          o copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

          o information regarding the status of our business and financial condition; and

          o any other information regarding our affairs as is just and reasonable.

     Our general partner may, and intends to, keep confidential from our limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

REGISTRATION RIGHTS

     Pursuant to our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any of our common units or other partnership securities proposed to be sold by our general partner or its affiliates, including any person that was an affiliate of our general partner as of April 6, 2001, but is no longer an affiliate, if an exemption from the registration requirements is not otherwise available.

     We are not required to effect more than three registrations and if our general partner or, at the time of request, an affiliate of our general partner is requesting registration, then our audit committee may postpone the requested registration for up to six months if it determines in good faith that such postponement would be in our best interests due to a pending transaction, investigation or other event.

     We are generally obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. We may indemnify the holder of the securities to be registered against particular liabilities if underwriters are engaged in the transaction.

     These registration rights of our current general partner and its affiliates will continue after it ceases to be a partner for a period of two years subsequent to the effective date of it no longer being a partner and for so long thereafter as is required for the our current general partner or its affiliates to sell all of their common units or other partnership securities with respect to which they have requested during such two year period that a registration statement be filed; provided, however, that we will not be required to file successive registration statements covering the same securities for which registration was demanded during such two-year period.

TRANSFER OF COMMON UNITS

     Any transfers of a common unit will not be recorded by our transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

          o becomes the record holder of such common units and is an assignee until admitted into our partnership as a substituted limited partner;

          o automatically requests admission as a substituted limited partner in our partnership;

          o agrees to comply with and be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

          o represents and warrants that the transferee has the right, capacity, power and authority to enter into our partnership agreement;

          o is deemed to have granted powers of attorney to the officers of our general partner and any liquidator of us as specified in our partnership agreement and described under "--Power of Attorney"; and

          o is deemed to have given the consents and approvals and to have made the waivers contained in our partnership agreement.

     An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the admission of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.

     A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

     Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

          o the right to assign the common unit to a purchaser or other transferee; and

          o    the  right  to  transfer  the  right  to  seek   admission  as  a
               substituted   limited   partner  in  our   partnership   for  the
               transferred common units.

Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

          o will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application; and

          o may not receive particular federal income tax information or reports furnished to record holders of our common units.

     The transferor of common units has a duty to provide the transferee with all information that may be necessary to effect the transfer of the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. See "--Status as Limited Partner or Assignee."

     Until a common unit has been transferred on our books, we and our transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

     No limited partner will have any right to withdraw from us. However, when a transferee of a limited partner's common units becomes a record holder, the transferring limited partner will cease to be a limited partner with respect to those common units transferred.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar for our common units is EquiServe Trust Company, N.A. You may contact our transfer agent and registrar at the following address:

                          EquiServe Trust Company, N.A.
                           Attn: Shareholder Services
                                 P.O. Box 43010
                       Providence, Rhode Island 02940-3010
                            Telephone: (781) 575-3120

                             OUR DISTRIBUTION POLICY

REQUIREMENT TO DISTRIBUTE AVAILABLE CASH

     Within 45 days after the end of each fiscal quarter, we are required to distribute all of our "available cash" to our unitholders of record on the applicable record date.

DEFINITION OF AVAILABLE CASH

     Available cash generally means, for any fiscal quarter, the sum of all cash received by us from all sources and any reductions in reserves, less all of our cash disbursements and any additions to reserves.

ESTABLISHMENT OF RESERVES

     Decisions regarding amounts to be placed in or released from reserves have a direct impact on the amount of available cash for distribution because increases and decreases in reserves are taken into account in computing available cash. Each fiscal quarter, our general partner may, in its reasonable discretion, determine the amounts to be placed in or released from reserves, subject to restrictions on the purposes of the reserves.

CASH DISTRIBUTIONS

     Typically, our general partner and owners of common units, senior units and incentive distribution rights will receive distributions in cash.

TWO DIFFERENT TYPES OF DISTRIBUTIONS

     Distributions to our unitholders will be characterized either as distributions of "cash from operations" or as distributions of "cash from interim capital transactions." This distinction affects the distributions to our general partner and the holders of our common units and senior units, relative to the holders of our incentive distribution rights.

Cash From Operations.

     Cash from operations generally means for any quarter the sum of:

          o our cash balance on the date of our initial public offering, July 5, 1994;

          o all cash generated by us since our initial public offering, but excluding cash generated from particular transactions; and

          o    $25 million;

     less the sum of:

          o all of our cash operating expenditures since our initial public offering;

          o all cash debt service payments made by us since our initial public offering, but excluding particular payments made with respect to specific transactions;

          o all of our cash capital expenditures since our initial public offering, including maintenance capital expenditures, but excluding particular capital expenditures made with respect to specific transactions; and

          o the amount of any cash reserves that our general partner deems necessary or advisable to provide funds for any of the foregoing and for distributions by us in any one or more of our next four fiscal quarters.

Cash From Interim Capital Transactions.

     Cash from interim capital transactions will generally result only from distributions that are funded from:

          o borrowings, refinancings and sales of debt securities that are not for working capital purposes;

          o    sales of equity securities; and

          o sales or other dispositions of our assets not in the ordinary course of business.

RULE FOR CHARACTERIZING DISTRIBUTIONS

     All available cash distributed by us from any source will be treated as distributions of cash from operations until the sum of all available cash distributed equals the cumulative amount of cash from operations since July 5, 1994, through the end of the fiscal quarter prior to that distribution. Any distribution of available cash which, when added to the sum of all prior distributions, is in excess of the cumulative amount of cash from operations, will be considered a distribution of cash from interim capital transactions and distributed accordingly until a hypothetical common unitholder holding one of our common units since our initial public offering on July 5, 1994, has recovered its initial purchase cost for that common unit. See "--Distributions and Allocations--Ferrellgas Partners, L.P. Distributions and Allocations--Distributions from Interim Capital Transactions." Upon this occurrence, the distinction between cash from operations and cash from interim capital transactions will cease, and all available cash thereafter will be treated as cash from operations.

GENERAL PROCEDURES FOR QUARTERLY DISTRIBUTIONS

     The following illustrates the implementation of the provisions described above. For each fiscal quarter, our general partner will use the following procedures to determine distributions to our limited partners and our general partner:

          o first, our general partner will determine the amount of cash receipts less cash disbursements during the quarter;

          o second, our general partner will establish the net change in the reserves that will be retained from or added to this cash; the unreserved and remaining balance of cash will be the amount of available cash to be distributed;

          o    third,   our  general   partner   will   determine   whether  the
               distribution will be characterized as cash from operations or cash from interim capital transactions;

          o fourth, our general partner will calculate how this available cash will be divided and distributed among our partners;

               o if the available cash is characterized as cash from operations, our general partner will apply the amount of available cash to the various percentage distribution levels described under "--Distributions and Allocations--Ferrellgas Partners, L.P. Distributions and Allocations--Distributions from Operations;" or

               o if the available cash is characterized as cash from interim capital transactions, then distributions will be made according to the percentages described under "--Distributions and Allocations--Ferrellgas Partners, L.P. Distributions and Allocations--Distributions from Interim Capital Transactions;"

          as a result of this process, our general partner will determine the amounts of cash to be distributed to our general partner and holders of our common units, senior units and holders of incentive distribution rights; and

          o fifth, our general partner will cause us to make the cash distributions to our general partner and the holders of our common units, our senior units and our incentive distribution rights.

MINIMUM QUARTERLY DISTRIBUTION

     Our common units are entitled to receive a minimum quarterly distribution per fiscal quarter (currently $0.50 or, on an annualized basis, $2.00) before any distributions are paid to the holders of our incentive distribution rights. Our senior units are entitled to receive a senior unit distribution per fiscal quarter (currently $1.00 or, on an annualized basis, $4.00) before any distributions are paid on our common units. In addition, if we ever fail to pay the senior unit distribution to the holder of our senior units, a senior unit arrearage will occur that must be satisfied before we may make any distribution to our common unitholders. As of the date of filing of this registration statement, there is no senior unit arrearage. There is no guarantee that we will pay the minimum quarterly distribution on our common units or senior units in any fiscal quarter, and we may be prohibited from making any distributions to our unitholders if it would cause an event of default under particular agreements to which we or our operating partnership are parties. Under limited circumstances, the minimum quarterly distribution and the senior unit distribution may be adjusted. See "--Adjustment of Minimum Quarterly Distribution, Senior Unit Distribution, Target Distribution Levels and Senior Unit Liquidation Preference."

DEFERRAL PERIOD

     Our partnership agreement contains a mechanism for the deferral of distributions on the common units held by Ferrell Companies in an aggregate amount up to $36 million. This deferral means that if available cash were insufficient to pay all of our common unitholders the declared distribution during any fiscal quarter, we would first pay a distribution on those common units that are publicly held and then pay a distribution on the common units held by Ferrell Companies to the extent of remaining available cash. If we are unable to pay the declared distribution on the common units held by Ferrell Companies in any quarter during the deferral period, an arrearage will occur. If this arrearage reaches $36 million, the common units held by Ferrell Companies will be paid in the same manner as the publicly-held common units. After payment of the declared distribution to all of the common units, including those held by Ferrell Companies, we will use any remaining available cash to reduce any amount previously deferred on the common units held by Ferrell Companies. As of the filing date of this registration statement, there is no arrearage.

     Our ability to defer the payment of a distribution on the common units held by Ferrell Companies will end on the earlier of:

          o    December 31, 2005;

          o    a change of control as defined in our partnership agreement;  see
               "Our   Partnership    Agreement--Covenants    and   Senior   Unit
               Conversion--Senior Unit Conversion;"

          o    our dissolution; or

          o when Ferrell Companies no longer owns, directly or indirectly, any common units.

After the end of this deferral period, distributions will be made to holders of all common units equally, including those owned by Ferrell Companies. Our general partner may not change the deferral period described above in a manner adverse to holders of our publicly-held common units without the consent of a majority of the holders of our publicly-held common units, excluding those common units held by Ferrell Companies. In addition, if an arrearage exists, we may not declare a quarterly distribution for any quarter in an amount greater than we declared during any of the four immediately preceding quarters.

     Other than with respect to distributions, the common units owned by Ferrell Companies are the same as our publicly-held common units and continue to vote together with our publicly-held common units and have the same rights and privileges under our partnership agreement as our publicly-held common units.

INCENTIVE DISTRIBUTION RIGHTS

     The incentive distribution rights constitute a separate class of partnership interests in us, and the rights of holders of these interests to participate in distributions differ from the rights of the holders of our senior units and common units. For any given fiscal quarter, available cash will generally be distributed to our general partner and to the holders of our senior units and common units. Cash may also be distributed to the holders of our incentive distribution rights depending upon the amount of available cash to be distributed for that fiscal quarter and the amounts distributed in prior quarters. The holders of our incentive distribution rights have the right to receive an increasing percentage of our quarterly distributions of available cash from operations after the minimum quarterly distribution and particular target distribution levels have been achieved. Our general partner currently holds all of our incentive distribution rights, but may transfer these rights separately from its general partner interest.

     See "--Distributions and Allocation--Ferrellgas Partners, L.P. Distributions and Allocations" for the percentages of cash distributions required to be made to our general partner, our common unitholders and our senior unitholders and the circumstances under which holders of our incentive distribution rights are entitled to cash distributions and the amounts thereof. See also "--Percentage Distributions of Available Cash from Operations" for the percentages applicable to our partners of our quarterly distributions of available cash from operations for the minimum quarterly distribution and the various target distribution levels.

DISTRIBUTIONS AND ALLOCATIONS

Operating Partnership Distributions.

     The discussion below indicates the percentages of distributions required to be made to our limited partners and general partner. All distributions are made in cash. All of the cash we distribute to our partners is derived from the operations of our operating partnership. Pursuant to its partnership agreement and prior to any distribution we make to our partners, our operating partnership makes a distribution to us, as its sole limited partner, and to our general partner. This distribution is allocated 98.9899% to us and 1.0101% to our general partner. The effect of this distribution is that our general partner, assuming it maintains its 1% general partner interest in us, receives 2% of the aggregate distributions made each quarter by us and our operating partnership and our limited partners receive 98% of the aggregate distributions made each quarter by us and our operating partnership. With respect to the descriptions of our quarterly distributions below, we are describing only the quarterly distributions made by Ferrellgas Partners to its partners.

Ferrellgas Partners, L.P. Distributions And Allocations

     The amount of distributions made to our general partner and the holders of our common units, senior units and incentive distribution rights for each fiscal quarter depends upon whether the distributions occur during the deferral period and whether there exists an arrearage related to the common units held by Ferrell Companies. There are four possible scenarios:

          o    no arrearage exists during the deferral period;

          o an arrearage of less than $36 million exists during the deferral period;

          o the maximum arrearage of $36 million exists during the deferral period or an arrearage exists after the end of the deferral period; or

          o    no arrearage exists after the end of the deferral period.

As of the filing date of this registration statement, no arrearage exists.

     For purposes of the discussion below, "ceiling quarterly distribution" means our highest quarterly distribution made for any of the four fiscal quarters preceding the applicable date. However, the ceiling quarterly distribution:

          o    can never be less than the minimum quarterly distribution; and

          o is not applicable if, after giving effect to the quarterly distribution for any given quarter, no arrearage exists.

     Distributions From Operations. The following details the four possibilities referenced above. These possibilities assume that:

          o    no senior unit arrearage exists; and

          o our general partner's general partner interest in us remains at 1%.

     (1) During the deferral period and if there is no arrearage related to the common units held by Ferrell Companies immediately prior to any distribution, then for that fiscal quarter, we will distribute cash from operations as follows:

          (a) first, 1% to our general partner and 99% to the holders of our senior units, until there has been distributed with respect to each senior unit then outstanding an amount equal to the senior unit distribution (currently, $1.00);

          (b) second, 1% to our general partner and 99% to the holders of our publicly-held common units, until there has been distributed with respect to each publicly-held common unit then outstanding an amount equal to the minimum quarterly distribution (currently, $0.50);

          (c) third, 1% to our general partner and 99% to the holders of our publicly-held common units, until there has been distributed with respect to each publicly-held common unit then outstanding an amount equal to the excess, if any, of:

               (i) the lesser of the ceiling quarterly distribution and the first target distribution level (currently, $0.55); over

               (ii) the minimum quarterly distribution;

          (d) fourth, 1% to our general partner, 85.8673% to the holders of our publicly-held common units and 13.1327% to the holders of our incentive distribution rights, until there has been distributed with respect to each publicly-held common unit then outstanding an amount equal to the excess, if any, of:

               (i) the lesser of the ceiling quarterly distribution and the second target distribution level (currently, $0.63); over

               (ii) the first target distribution level;

          (e) fifth, 1% to our general partner, 75.7653% to the holders of our publicly-held common units and 23.2347% to the holders of our incentive distribution rights, until there has been distributed with respect to each publicly-held common unit then outstanding an amount equal to the excess, if any, of:

               (i) the lesser of the ceiling quarterly distribution and the third target distribution level (currently, $0.82); over

               (ii) the second target distribution level;

          (f) sixth, 1% to our general partner, 50.5102% to the holders of our publicly-held common units and 48.4898% to the holders of our incentive distribution rights, until there has been distributed with respect to each publicly-held common unit then outstanding an amount equal to the excess, if any, of the ceiling quarterly distribution over the third target distribution level; and

          (g) thereafter, to common units held by Ferrell Companies, the holders of our incentive distribution rights and our general partner in the same manner and order as (1)(b) through (1)(f) above, but with any distribution made to the publicly-held common units made instead to the common units held by Ferrell Companies, until the aggregate distributions per common unit held by Ferrell Companies are the same amounts as the distributions made per publicly-held common unit pursuant to those sections.

If at any point in the application of sections (1)(b) through (1)(g) above, the cumulative arrearage equals $36 million, distributions will continue pursuant to the corresponding clause of section (3) below rather than this section (1).

     (2) If during the deferral period there is an arrearage but it is less than $36 million immediately prior to a distribution, then for that fiscal quarter, we will distribute cash from operations in the manner set forth in section (1) above; provided, however, that any distributions to the publicly-held common units may not exceed the ceiling quarterly distribution. In addition, after any distributions that are made pursuant to section (1)(g), any remaining distribution will be made to our general partner, the common units held by Ferrell Companies and our incentive distribution rights in the same manner and order as sections (1)(b) through (1)(f) until there has been distributed an amount equal to each arrearage beginning with the arrearage applicable to our oldest fiscal quarter. If at any point in the application of this section (2), the cumulative arrearage equals $36 million, distributions will continue pursuant to the corresponding clause of section (3) below rather than this section (2).

     (3) If during the deferral period there is an arrearage equal to $36 million immediately prior to a distribution or if after the deferral period there is an arrearage in any amount, then for that fiscal quarter, we will distribute cash from operations in the manner set forth in section (2) above; provided, however, that distributions will be made simultaneously to both the publicly-held common units and the common units held by Ferrell Companies rather than after each other.

     (4) If after the deferral period there is no arrearage, then for that fiscal quarter, we will distribute cash from operations in the manner set forth in section (1) above; provided, however, that distributions will be made simultaneously to both the publicly-held common units and the common units held by Ferrell Companies rather than after each other.

See "--Percentage Distributions of Available Cash from Operations" for a percentage break-down of the quarterly distributions of available cash from operations for the minimum quarterly distribution and the various target distribution levels pursuant to this fourth scenario.

     Distributions From Interim Capital Transactions. Any distribution by us of available cash that is deemed to be cash from interim capital transactions in any particular fiscal quarter will be distributed as follows:

          o first, 1% to our general partner and 99% to the holders of our senior units, until there has been distributed with respect to each senior unit then outstanding an amount equal to any accumulated and unpaid senior unit distributions through the last day of our preceding fiscal quarter;

          o second, 1% to our general partner and 99% to the holders of our senior units, until a hypothetical holder of a senior unit acquired on November 7, 1999, has received with respect to such senior unit during the period from November 7, 1999, through such date, distributions of available cash that are deemed to be cash from interim capital transactions in an aggregate amount equal to the senior unit liquidation preference (currently $40.00);

          o third, 1% to our general partner and 99% to the holders of all of our common units, including the common units held by Ferrell Companies, until a hypothetical holder of a common unit acquired on July 5, 1994, has received with respect to such common unit, during the period since July 5, 1994, through such date, distributions of available cash that are deemed to be cash from interim capital transactions in an aggregate amount equal to the initial purchase cost for such common unit; and

          o thereafter, all available cash shall be distributed as if it were cash from operations and distributed accordingly. See "--Distributions and Allocation--Ferrellgas Partners, L.P. Distributions and Allocations--Distributions from Operations."

     Allocations. Other than in liquidation, our net income will generally be allocated to our general partner and the holders of all of our common units in accordance with their respective percentage interests after offsetting the effect of any prior allocations of net loss. However, gross income will be specially allocated to the holders of our senior units to the extent of any cash distributed to those holders and then to the holders of our incentive distribution rights to the extent of any cash distributed to those holders. Other than in liquidation, any net loss will generally be allocated as follows:

o first, 1% to our general partner and 99% to the holders of all of our common units, until any net income allocated to our general partner and the holders of all of our common units has been offset by allocations of net loss;

o second, 1% to our general partner and 99% to the holders of all of our common units, until the capital account in respect of each common unit has been reduced to zero;

o third, 1% to our general partner and 99% to the holders of all of our senior units, until the capital account in respect of each senior unit then outstanding has been reduced to zero; and

o    thereafter, 100% to our general partner.

PERCENTAGE DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATIONS

     The following table illustrates the percentage distributions of cash from operations among our general partner and the holders of all of our common units and our incentive distribution rights for the minimum quarterly distribution and the various target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests in available cash from operations we will distribute to our general partner, the holders of all of our common units and the holder of our incentive distribution rights, up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until the available cash we distribute, if any, reaches the next target distribution level. The percentage interests shown for our general partner, the holders of our common units and the holder of our incentive distribution rights for the minimum quarterly distribution are also applicable to any quarterly distribution amounts that are less than the minimum quarterly distribution.

     Note that these percentage allocations are after the required distributions to our senior units and assume that:

     o our general partner's general partner interest in us remains at 1%; and

     o no arrearage exists or will be created by the applicable distribution.

                                                                              Marginal Percentage Interest in Distributions
                                                                            -------------------------------------------------
                                          Total Quarterly Distribution         Common       General      Holders of Incentive
                                                  Target Amount             Unitholders     Partner      Distribution Rights
                                          ----------------------------      -----------    --------      --------------------
Minimum Quarterly Distribution.......                     $0.50                     99%       1%                --
First Target Distribution Level......               up to $0.55                     99%       1%                --
Second Target Distribution Level.....               up to $0.63                85.8673%       1%              13.1327%
Third Target Distribution Level......               up to $0.82                75.7653%       1%              23.2347%
Thereafter...........................               above $0.82                50.5102%       1%              48.4898%

ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION, SENIOR UNIT DISTRIBUTION, TARGET DISTRIBUTION LEVELS AND SENIOR UNIT LIQUIDATION PREFERENCE

     The minimum quarterly distribution and the three target distribution levels described above will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of units or other partnership securities, whether effected by a distribution payable in any type of units or otherwise. See "--Distributions and Allocations--Ferrellgas Partners, L.P. Distributions and Allocations--Distributions from Operations."

     If a distribution of available cash is made that is deemed to be cash from interim capital transactions, the minimum quarterly distribution and the three target distribution levels will be adjusted proportionately downward to equal the product of:

o    the otherwise applicable distribution multiplied by;

o    a fraction of which:

     o the numerator is the unrecovered initial unit price of the common units immediately after giving effect to such distribution; and

     o the denominator is the unrecovered initial unit price of the common units immediately prior to giving effect to such distribution.

For example, assuming the unrecovered initial common unit price is $20.00 per common unit and if cash from all interim capital transactions to date is equal to $10.00 per common unit, then the minimum quarterly distribution and the three target distribution levels would each be reduced by 50%. The unrecovered initial common unit price generally is the amount by which the initial common unit price exceeds the aggregate distribution of cash from interim capital transactions per common unit.

     When the initial common unit price is fully recovered, then each of the minimum quarterly distribution and the three target distribution levels will have been reduced to zero. Thereafter all distributions of available cash from all sources will be treated as if they were cash from operations and will be distributed accordingly. As of the filing date of this registration statement, we have never made a distribution from interim capital transactions.

     The minimum quarterly distribution and the three target distribution levels may also be adjusted if legislation is enacted which causes us to become taxable as a corporation or otherwise subjects us to taxation as an entity for federal income tax purposes. In that event, each of the minimum quarterly distribution and the three target distribution levels would be reduced to an amount equal to the product of:

o    the applicable distribution level; multiplied by

o    a number which is equal to one minus the sum of:

     o the highest effective federal income tax rate to which we are subject as an entity; plus

     o any increase that results from that legislation in the effective overall state and local income tax rate to which we are subject as an entity, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes.

For example, assuming we were not previously subject to state and local income tax, if we were to become taxable as an entity for federal income tax purposes and we became subject to a highest effective federal, and effective state and local, income tax rate of 38% then each of the minimum quarterly distribution and the three target distribution levels would be reduced to 62% of the amount immediately prior to that adjustment.

Senior Unit Distribution And Senior Unit Liquidation Preference

     The senior unit liquidation preference (currently, $40.00) and the senior unit quarterly distribution (currently, $1.00) will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of common units or other partnership securities, whether effected by a distribution payable in any type of units or otherwise.

     If a distribution of available cash is made that is deemed to be cash from interim capital transactions, the senior unit liquidation preference will be adjusted proportionately downward by the amount of that distribution. If a distribution of available cash is made that is deemed to be cash from interim capital transactions, the senior unit distribution will be adjusted proportionately downward by the product of:

o    the otherwise applicable senior unit distribution; multiplied by

o    a fraction of which:

     o the numerator is the senior unit liquidation preference immediately after giving effect to such distribution; and

     o the denominator is the senior unit liquidation preference immediately prior to giving effect to such distribution.

DISTRIBUTIONS AND ALLOCATIONS IN LIQUIDATION

Distributions

     Upon our dissolution, unless we are reconstituted and continued, our general partner or an authorized liquidator will liquidate our assets and apply the proceeds of the liquidation as follows:

     o first, towards the payment of all our creditors and the creation of a reserve for contingent liabilities; and

     o then, to all partners in accordance with the positive balances in their respective capital accounts, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

These distributions will be made by the end of our taxable year, or, if later, within ninety days after the date of liquidation.

     Under some circumstances and subject to various limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute undivided interests in our assets if the liquidator determines that an immediate sale would be impractical or would cause undue loss to the partners.

     Our general partner will not be personally liable for, and will have no obligation to contribute or loan any monies or property to us to enable us to effectuate the return of the capital contributions of any limited partners and any such return will be made solely from our assets. No limited partner will have any obligation to restore any negative balance in its capital account upon our liquidation. Our general partner will be obligated to restore any negative balance in its capital account upon our liquidation by the end of our taxable year during which our liquidation occurs, or, if later, within ninety days after our liquidation. Our partnership agreement provides that, to the maximum extent permitted by law, each of our partners has waived any right to partition of our property.

Allocations

     The following description assumes that:

     o    no senior unit arrearage exists; and

     o    our general partner's general partner interest in us remains at 1%.

     In liquidation, any gain will generally be allocated to our general partner and the owners of our common units and senior units as follows:

o first, to each of our partners having a negative capital account until each partner has been allocated gain equal to that partner's negative balance in its capital account;

o second, 1% to our general partner and 99% to the holders of our senior units, until the capital account in respect of each senior unit is equal to the senior unit liquidation preference (currently, $40);

o third, 1% to our general partner and 99% to the holders of our common units, until the capital account in respect of each common unit is equal to the sum of:

     o    the unrecovered initial unit price of a common unit; plus

     o the minimum quarterly distribution for the quarter during which our liquidation occurs; reduced by:

          o any distributions in that quarter of cash from interim capital transactions; and

          o    any accrued arrearages; and

o    thereafter, generally in accordance with section (4) under "--Distributions
     and    Allocations--Ferrellgas    Partners,    L.P.    Distributions    and
     Allocations--Distributions from Operations."

     In liquidation, any loss will generally be allocated to our general partner and the owners of our common units and senior units as follows:

o first, 1% to our general partner and 99% to the holders of our common units, until the capital account in respect of each common unit outstanding, without taking into account any arrearage that may make up a portion of some of the applicable capital accounts, has been reduced to zero;

o second, if an arrearage exists, to the common units held by Ferrell Companies until the capital account in respect of each common unit to which an arrearage applies has been reduced to zero;

o third, 1% to our general partner and 99% to the holders of our senior units, until the capital account in respect of each senior unit then outstanding has been reduced to zero; and

o    thereafter, 100% to our general partner.

ADJUSTMENTS TO CAPITAL ACCOUNTS UPON THE ISSUANCE OF ADDITIONAL PARTNERSHIP SECURITIES.

     We will make adjustments to the capital accounts of our partners upon the issuance of additional partnership securities, including common units. In doing so, we will allocate any unrealized, and, for tax purposes, unrecognized gain or loss resulting from the adjustments to our unitholders and our general partner in the same manner as we generally allocate gain or loss.

ITEM 2.  EXHIBITS.

     The exhibits listed in the Index to Exhibits are filed as part of this Registration Statement on Form 8-A/A.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Liberty, State of Missouri, on February 18, 2003.

                  FERRELLGAS PARTNERS, L.P.

                  By:    FERRELLGAS, INC., its general partner

                         By:   /s/ Kevin T. Kelly
                               -------------------------------------------------
                               Kevin T. Kelly
                               Senior Vice President and Chief Financial Officer

                                  Exhibit Index

Exhibit Number      Description
--------------      -----------

    4.1 Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated February 18, 2003. Incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed February 18, 2003.

    4.2 Specimen Certificate evidencing Common Units representing Limited Partner Interests (contained in Exhibit 4.1 as Exhibit A thereto).